Exhibit 10.3

ARMSTRONG FLOORING, INC.

2500 Columbia Ave., P.O. Box 3025

Lancaster, PA 17604

2019 Long-Term Performance-Based Restricted Stock Unit Grant

Company Confidential

Michel S. Vermette

Date of Grant:	September [•], 2019

Number of Performance Units:	371,430

Performance Period (“Performance Period”):	Date of Grant through the fifth anniversary of the Date of Grant

This award recognizes the importance of your role in achieving the Company’s long-term strategy and is subject to the terms of the 2016 Long-Term Incentive Plan and the award agreement. The award agreement consists of this grant letter with the Price Targets (defined below) attached as Exhibit A and incorporated herein and the Terms and Conditions attached as Exhibit B.

The Performance Units will be earned upon the Company stock achieving the per share price targets set forth in Exhibit A (“Price Targets”), subject to your continued employment, as described in the Terms and Conditions.

Achievement of the Price Targets set forth on Exhibit A will be measured on each of the first five anniversaries of the Date of Grant (each, a “Measurement Date”) taking into account performance for any period between the Date of Grant and the applicable Measurement Date. To the extent a Price Target is achieved and you satisfy the employment requirements, the earned Performance Units will vest on the first Measurement Date following the date on which the Price Target is first achieved. The earned and vested Performance Units will be distributed to you as unrestricted shares of Common Stock as soon as practicable (but in any event within 45 days following) the date on which the earned Performance Units vest. The Company will withhold shares to satisfy your tax obligations unless prohibited by country law or unless you provide a payment to cover the tax withholding obligation. You have no ownership or voting rights relative to the Performance Units.

If the Company makes cash dividend payments during the Performance Period, the value of the dividends on shares attributable to the Performance Units will accrue as dividend equivalents in a non-interest bearing bookkeeping account. You will receive a cash payment equal to the accrued dividend equivalents at the end of the Performance Period, adjusted for the number of Performance Units that become earned and vested.

Employment Events

The following chart is a summary of the provisions which apply to this award in connection with your termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions and the Employment Agreement between you and the Company.

Event	Provisions
• Voluntary Termination • Termination for Cause	All Performance Units are forfeited.

• Involuntary Termination	The Performance Units will not be forfeited, and shall instead vest to the extent that a Price Target or Price Targets are achieved during the Performance Period (disregarding any requirement for continued employment through the relevant Measurement Date).

• Death • Termination due to Disability	The Performance Units will not be forfeited, and, shall instead vest to the extent that a Price Target or Price Targets are achieved during the Performance Period (disregarding any requirement for continued employment through the relevant Measurement Date).

• Change in Control	Vesting of Performance Units shall be as described on Exhibit A

Capitalized terms used but not defined in this grant letter will have the meanings set forth in the 2016 Long-Term Incentive Plan, the Employment Agreement between you and the Company, or the Terms and Conditions, as applicable. As described in the Terms and Conditions, if and to the extent that the terms of this Grant Letter conflict with the terms of the Employment Agreement between you and the Company, the terms of the Employment Agreement shall govern.

Please note that the Terms and Conditions contain restrictive covenant language pertaining to confidentiality, non-competition and non-solicitation, as set forth in the Employment Agreement between you and the Company. You should read these sections carefully before deciding whether to accept the Performance Units. If you decide not to accept the Performance Units, you will not be subject to the restrictive covenants set forth in the Terms and Conditions, but you will forfeit the Performance Units. You will continue to be subject to any restrictive covenants set forth in any other agreements between you and the Company. There will be no other consequences as a result of your decision not to accept the Performance Units.

Please contact John Bassett (717-673-7315) if you have questions.

Sincerely,

Larry S. McWilliams

Chairman of the Armstrong Flooring Board of Directors

Exhibit A

Performance Goal

The Performance Units will be earned by achieving the per share Price Targets, as calculated and set forth below:

Percent Performance Units Earned	Average Closing Per Share Price Over 20 Consecutive Trading Days ($)
20%	10.50
20%	12.25
20%	14.00
20%	15.75
20%	17.50

Achievement of the Price Targets will be measured on each of the first five anniversaries of the Date of Grant (each, a “Measurement Date”) taking into account performance for any period between the Date of Grant and the applicable Measurement Date. To the extent a Price Target or Price Targets are achieved and you satisfy the employment requirements, the earned Performance Units will vest on the first Measurement Date following the date on which the Price Target is first achieved.

Change in Control

If a Change in Control occurs prior to the end of the Performance Period, the Performance Units shall be earned based on actual performance through the date of the Change in Control, with the closing price of the Common Stock immediately prior to the date of the Change in Control treated as the Per Share Price.

Exhibit B

ARMSTRONG FLOORING, INC.

2016 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1. Grant.

(a) Subject to the terms set forth below, Armstrong Flooring, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) an award of performance-based restricted stock units (the “Performance Units”), as specified in the 2019 Long-Term Performance-Based Restricted Stock Unit Grant Letter (including Exhibit A attached hereto) to which the Grant Conditions (as defined below) relate (the “Grant Letter”). The “Date of Grant” is September [•], 2019. The Performance Units are Stock Units with respect to common stock of the Company (“Company Stock”).

(b) The Performance Units shall be earned, vested and payable if and to the extent that the per share price targets set forth in Exhibit A (the “Price Targets”), employment conditions and other terms of these Grant Conditions are met. The “Performance Period” for which the attainment of the Price Targets will be measured is the Date of Grant through the fifth anniversary of the Date of Grant. Achievement of the Price Targets will be measured on each of the first five anniversaries of the Date of Grant (each, a “Measurement Date”) taking into account performance for any period between the Date of Grant and the applicable Measurement Date.

(c) These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong Flooring, Inc. 2016 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan or in the Employment Agreement between you and the Company.

2. Price Targets; Vesting.

(a) The Grantee shall earn and vest in a number of Performance Units based on the attainment of the Price Targets as determined on each Measurement Date , provided that the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively the “Employer”) through the applicable Measurement Date (the “Vesting Date”). The Performance Units shall be earned based on attainment of the Price Targets and shall vest based on the Grantee’s continued employment through the Vesting Date, or as otherwise provided below.

(b) On each Measurement Date the Management Development and Compensation Committee (the “Committee”) or its designee will determine whether and to what extent the Price Targets have been met and the number of Performance Units earned. Earned and vested Performance Units shall be payable as described in Section 6.

(c) If a Change in Control occurs prior to the end of the Performance Period, the number of Performance Units earned shall be determined as of the date of the Change in Control as described in the Grant Letter. Earned and vested Performance Units shall be paid as of the date of the Change in Control if the Change in Control is a 409A CIC (as defined below) and if permitted by the plan termination provisions of the regulations under section 409A of the Code. If payment at the date of the Change in Control is not permitted under section 409A, the earned and vested Performance Units shall be payable as described in Section 6.

(d) Except as described below, no Performance Units shall be earned prior to the Committee’s determination of achievement of the Price Targets in accordance with Exhibit A, and to the extent that the Price Targets are not attained during the Performance Period, the Performance Units shall be immediately forfeited and shall cease to be outstanding as of the date of the Committee’s determination on the fifth Measurement Date.

3. Termination of Employment.

(a) General Rule. Except as described below, if the Grantee ceases to be employed by the Employer for any reason prior to a Vesting Date, the Performance Units shall be forfeited as of the termination date and shall cease to be outstanding.

(b) Involuntary Termination before a Change in Control. If, before a Change in Control and after the Date of Grant but prior to the end of the Performance Period, the Grantee ceases to be employed by the Employer on account of Involuntary Termination (as defined below), the Performance Units will not be forfeited, and will instead vest if and to the extent that the Price Targets are achieved during the Performance Period (disregarding any requirement for continued employment through each Vesting Date).

(c) Death or Termination due to Disability. If the Grantee ceases to be employed by the Employer prior to the end of the Performance Period on account of death or Disability (as defined below), the Performance Units will not be forfeited, and, shall instead vest if and to the extent that the Price Targets are achieved during the Performance Period (disregarding any requirement for continued employment through each Vesting Date).

4. Definitions. For purposes of these Grant Conditions and the Grant Letters:

(a) “Cause” shall have the meaning ascribed to the term in the Grantee’s Employment Agreement with the Company.

(b) “Company Trade Secrets” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.

(c) “Confidential Information” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.

(d) “Disability” shall have the meaning ascribed to the term in the Grantee’s Employment Agreement with the Company.

(e) “Good Reason” shall have the meaning ascribed to the term in the Grantee’s Employment Agreement with the Company.

(f) “Injurious Conduct” shall mean the activities described in Sections 12(a), (b) and (c) of the Employment Agreement between you and the Company and if, during the Grantee’s employment or service with the Employer or thereafter, the Grantee breaches any other written confidentiality, non-solicitation or non-competition covenant with the Employer. For purposes of the Performance Units, this definition of Injurious Conduct shall replace the definition of “Injurious Conduct” set forth in Section 13 of the Plan.

(g) “Involuntary Termination” shall mean the termination of the Grantee’s employment (i) by the Employer other than for Cause or (ii) by the Grantee with Good Reason.

5. Restrictive Covenants; Forfeiture.

(a) The Committee may determine that the Performance Units shall be forfeited if the Grantee engages in Injurious Conduct.

(b) If the Committee determines that the Grantee has engaged in Injurious Conduct, the Committee may in its discretion require the Grantee to return to the Company any Company Stock or cash received in settlement of Performance Units. If the Company Stock acquired in settlement of the Performance Units has been disposed of by the Grantee, then the Company may require the Grantee to pay to the Company the economic value of the Company Stock as of the date of disposition.

(c) The Committee shall exercise the right of forfeiture and recoupment provided to the Company in this Section 5 within 180 days after the Company’s discovery of the Injurious Conduct activities giving rise to the Company’s right of forfeiture or recoupment.

(d) The Grantee may make a request to the Committee in writing for a determination regarding whether any proposed business or activity would constitute Injurious Conduct. Such request shall fully describe the proposed business or activity. The Committee shall respond to the Grantee in writing and the Committee’s determination shall be limited to the specific business or activity so described.

(e) By accepting the Performance Units, the Grantee acknowledges and agrees that all Company trade secrets and confidential information developed, created or maintained by the Grantee, alone or with others, during the Grantee’s employment or service with the Employer, shall remain at all times the sole property of the Company and its subsidiaries and affiliates, and further acknowledges and agrees that he is bound by the provisions of Section 12(b) of the Grantee’s Employment Agreement with the Company.

(f) This Agreement consists of a series of separate restrictive covenants, all of which shall survive and be enforceable in law and/or equity after the Grantee’s termination or cessation of the Grantee’s employment or service with the Employer. The Grantee understands that in the event of a violation of any provision of this Section 5, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. The remedies provided in this Section 5 shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Grantee and the Company or any of its subsidiaries or affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this Section 5 and Attachment 1 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

(g) By accepting the Performance Units, the Grantee acknowledges that the Grantee has carefully read and considered the provisions of this Section 5 and Sections 12(a), (b) and (c) of the Employment Agreement between you and the Company incorporated herein and agrees that the restrictions set forth herein are fair and reasonable, are supported by valid consideration, and are reasonably required to protect the legitimate business interests of the Company and its subsidiaries and affiliates.

(h) In the event of a breach by the Grantee of any restrictive covenant contained in Sections 12(a), (b) and (c) of the Employment Agreement between you and the Company, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that the Company and its subsidiaries and affiliates shall receive the benefit of the Grantee’s compliance with the terms and conditions of this Section 5.

6. Payment.

(a) If as of a Measurement Date the Committee or its designee certifies that the Price Target(s) and other conditions to payment of the Performance Units have been met, the Company shall issue shares of Company Stock to the Grantee equal to the number of earned and vested Performance Units as soon as practicable (but in any event within 45 days following) the date on which the Performance Units vest, subject to applicable withholding for Taxes (as defined below) and subject to compliance with section 409A of the Code and as described in Section 20(h) of the Plan.

(b) Any fractional shares will be rounded up to the nearest whole share, but not exceeding the total number of Performance Units.

7. Dividend Equivalents. Dividend Equivalents shall accrue with respect to Performance Units and shall be payable subject to the same Price Targets, vesting terms and other conditions as the Performance Units to which they relate. Dividend Equivalents shall be credited on the Performance Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Performance Units. The Company will keep records of Dividend Equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Performance Units. If and to the extent that the underlying Performance Units are forfeited, all related Dividend Equivalents shall also be forfeited.

8. Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Performance Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

9. No Stockholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Performance Units.

10. No Right to Continued Employment. The grant of Performance Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

11. Incorporation of Plan by Reference. The Grant Letters and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Performance Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letters, these Grant Conditions, and the Performance Units shall be final and binding on the Grantee and any other person claiming an interest in the Performance Units.

12. Withholding Taxes.

(a) The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Performance Units (the “Taxes”). The Employer will withhold shares of Company

Stock payable hereunder to satisfy the withholding obligation for Taxes on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such Taxes, in accordance with procedures established by the Committee. Unless the Committee determines otherwise, the share withholding amount shall not exceed the Grantee’s minimum applicable withholding amount for Taxes.

(b) Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Employer. The Grantee further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Performance Units, including the grant, vesting or settlement of the Performance Units and the subsequent sale of any shares of Company Stock acquired at settlement and the receipt of any Dividend Equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer (or the Grantee’s former employer, as applicable) may be required to collect, withhold or account for Taxes in more than one jurisdiction.

13. Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

14. Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Performance Units, except to a successor grantee in the event of the Grantee’s death.

15. Section 409A. The Grant Letter and these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan, including the six-month delay for specified employees in accordance with the requirements of section 409A of the Code, if applicable. In furtherance of the foregoing, if the Performance Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, vested Performance Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under section 409A of the Code without incurring penalty or accelerated taxes thereunder.

16. Successors. The provisions of the Grant Letter and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letters and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letters and these Grant Conditions as it deems appropriate to reflect the corporate event.

17. Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

18. No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Performance Units under the Grant Letters and these Grant Conditions, the Grantee acknowledges the following:

(a) the Plan is established voluntarily by the Company, the grant of the Performance Units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Performance Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of them, even if Performance Units have been granted repeatedly in the past;

(c) all decisions with respect to future grants of Performance Units, if any, will be at the sole discretion of the Committee;

(d) the Grantee is voluntarily participating in the Plan;

(e) the Performance Units and any shares of Company Stock acquired under the Plan are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the Performance Units and the shares of Company Stock subject to the award are not intended to replace any pension rights or compensation;

(g) the grant of Performance Units and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;

(h) the future value of the underlying shares of Company Stock is unknown and cannot be predicted with certainty. If the Grantee vests in the Performance Units and receives shares of Company Stock, the value of the acquired shares may increase or decrease. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Performance Units or the shares of Company Stock; and

(i) the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law or the terms of the Grantee’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive shares of Company Stock under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the Performance Units or any of the shares of Company Stock acquired thereunder as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.

19. Data Privacy.

(a) The Grantee hereby explicitly, willingly and unambiguously consents to the collection, systematization, accumulation, storage, blocking, destruction, use, disclosure and transfer, in electronic or other form, of the Grantee’s personal data as described in these Grant Conditions by and among, as applicable, the Grantee’s employer, the Company or its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b) The Grantee understands that the Grantee’s employer, the Company or its subsidiaries or affiliates, as applicable, hold certain personal information and sensitive personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its subsidiaries or affiliates, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c) The Grantee understands that the Data may be transferred, including any cross-border, transfer to the Company, its subsidiaries and affiliates and, to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

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